Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2018 Equity Incentive Plan of Intra-Cellular Therapies, Inc. of our reports dated February 22, 2024, with respect to the consolidated financial statements of Intra-Cellular Therapies, Inc. and the effectiveness of internal control over financial reporting of Intra-Cellular Therapies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Baltimore, MD
June 25, 2024